EXHIBIT 99.1

For immediate release
Investment, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour announces
new member of the board of directors

Houston, April 23, 2007 — Endeavour International Corporation (AMEX:END) announced today that Charles Hue Williams has been appointed to fill a newly-created position on the company’s board of directors.

“Since Endeavour was founded with its North Sea-focused strategy, we have looked for an individual with European oil and gas experience to join our board,” said William L. Transier, chairman, chief executive officer and president. “Charles has an extensive background in the oil and gas and financial markets in the United Kingdom. His expertise and insight will be invaluable to us as we continue to expand our exploratory activity and production operations.”

Charles Hue Williams retired at the end of 2006 from Lambert Energy Advisory Limited where he was a partner and currently serves as a director. He has served as a director for Investec Henderson, Crosthwaite Securities, Kleinwort Benson Limited and Kleinwort Benson Securities Limited. He was a member of the London Stock Exchange for nearly 30 years.

The board has determined that the new board member meets the requirements of an independent director under the rules of the Securities Exchange Commission and American Stock Exchange. He will initially serve as a member of the governance and nominating committee of the board.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit, www.endeavourcorp.com.